EXHIBIT (a)(5)(A)

This announcement is not an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 8, 2012 (“Offer”), and the related Letter of Transmittal and any amendments or supplements to Offer to Purchase or Letter of Transmittal. Offer is being made to all holders of Shares.

NOTICE OF OFFER to Purchase for Cash
ALL Outstanding Shares of Common Stock
OF Epolin Inc.
AT $0.22 Per Share
BY Polymathes Acquistion I Inc., a wholly owned subsidiary of, Polymathes Holdings I LLC

Polymathes Acquisition I Inc., a New Jersey corporation (“Purchaser”) and subsidiary of Polymathes Holdings I LLC, a New Jersey LLC (“Parent”), is making an offer to purchase all of the outstanding shares of Common Stock, no par value (“Shares”), of Epolin Inc., a New Jersey corporation (“Epolin”), at a price of $0.22 per share, paid to the seller, in cash, for each outstanding Share (such price is referred to in this announcement as “Offer Price”), less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which collectively constitute “Offer”). Tendering stockholders whose Shares are registered in their own names and who tender directly to Securities Transfer Corporation, which is acting as Depositary (“Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to Offer. Stockholders who hold Shares through banks, brokers or other nominees should check with such institutions. Purchaser will pay all fees of Depositary.

Purchaser is offering to purchase all Shares as a first step in acquiring all of the outstanding interests in Epolin. Following completion of Offer, Purchaser intends to effect Merger (as defined below).

OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, JUNE 12, 2012, UNLESS OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION.

Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of Offer that number of Shares which represents at least 51% of the then outstanding Shares on a fully diluted basis which, for purposes of such calculation, includes Shares issuable pursuant to outstanding options (“Minimum Condition”). Offer is conditioned upon the satisfaction of conditions set forth in Section 14 of Offer. Offer is made pursuant to the Agreement and Plan of Merger, dated as of March 14, 2012 (“Merger Agreement”), among Parent, Purchaser and Epolin, pursuant to which, following the consummation of Offer and the satisfaction of certain conditions, Purchaser will be merged with and into Epolin, with the surviving entity, Epolin, becoming a wholly owned subsidiary of Parent (the “Merger”). In Merger, each outstanding Share will be converted into the right to receive Offer Price in cash, without interest thereon. Merger Agreement is described in Section 12 of Offer. At a meeting held on March 5, 2012, the board of directors of Epolin unanimously (i) determined that Merger Agreement, Offer and Merger are fair; (ii) approved Merger Agreement, Offer and Merger; and (iii) recommended that stockholders of Epolin tender Shares pursuant to Offer and/or vote for adoption of Merger Agreement and thereby approve all transactions contemplated by Merger Agreement. Payment for Shares accepted for payment pursuant to Offer will be made only after timely receipt by Depositary of (1) certificates for Shares, together with Letter of Transmittal, properly completed and duly executed, and required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 of Offer, Book-Entry Confirmation (defined in Offer) and either Letter of Transmittal, properly completed and duly executed, and required signature guarantees, or Agent’s Message (defined in Offer), and (3) any other documents required by Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations are actually received by Depositary. No interest will be paid on the purchase price for Shares. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC. An announcement in the case of an extension will be made no later than 10:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Tenders of Shares made pursuant to Offer are irrevocable, except that Shares tendered pursuant to Offer may be withdrawn at any time prior to the expiration of Offer and, unless already accepted for payment and paid for by Purchaser pursuant to Offer, may also be withdrawn at any time after June 12, 2012. For a withdrawal to be effective, a written or fax notice of withdrawal must be timely received by Depositary at one of its addresses set forth in Offer and must specify the name of the person having Shares to be withdrawn, number of Shares to be withdrawn and name of registered holder of Shares to be withdrawn. If certificates for Shares have been delivered or otherwise identified to Depositary, then, prior to the physical release of such certificates, serial numbers shown on such certificates must be submitted to Depositary and, unless Shares have been tendered by an Eligible Institution (defined in Offer), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of Offer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Offer) to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of Offer.  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, Epolin, Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. The receipt of cash in exchange for Shares in Offer or Merger will be a taxable transaction for United States federal income tax purposes. See Section 5 of Offer. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in Offer and is incorporated herein by reference. Epolin has provided Purchaser with a stockholder list. Offer, Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares. Offer and Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to Epolin at (888) 777-1188. Requests for copies of Offer, Letter of Transmittal and other tender offer materials may be directed to Epolin, and copies will be furnished at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to Depositary) for soliciting tenders of Shares pursuant to Offer.